Exhibit 8.1

[Letterhead of Sullivan & Cromwell LLP]

January 27, 2016

Royal Bank of Canada,
200 Bay Street,
Royal Bank Plaza,
Toronto, Ontario,
Canada M5J 2J5.

Ladies and Gentlemen:

We are acting as special United States federal taxation counsel to Royal Bank of Canada (the “Bank”), in connection with the issuance and delivery of the debt securities identified in Annex A to this letter (the “Notes”) as described in the Prospectus Supplement dated January 22, 2016 (the “Prospectus Supplement”) to the Prospectus dated January 8, 2016 (the “Prospectus”) contained in the Registration Statement on Form F-3, File No. 333-208507 (the “Registration Statement”).  We hereby confirm to you that the statements of U.S. tax law set forth under the heading “Tax Considerations – United States Taxation” in the Prospectus Supplement are our opinion and constitute a fair and accurate summary of the material tax consequences of owning the Notes, subject to the limitations and exceptions set forth in the Prospectus Supplement and the Prospectus.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 6-K incorporated by reference in the Registration Statement, and to the reference to our opinion in the Prospectus Supplement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Sullivan & Cromwell LLP

Annex A

Title of Note	Date of Prospectus Supplement	Date of Issue of Note

US$ 1,500,000,000 aggregate principal amount of 4.650% Non-Viability Contingent Capital Subordinated Notes due 2026	January 22, 2016	January 27, 2016